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                           [TEN LOGO]


Total Entertainment Network (TEN)

Game Site Production Licensing Term Sheet


Client:  Ichargeit, Inc.

                  8162 Cape Hope Circle
                  Huntington Beach, CA 92646
                  Tel: 714-969-7135
                  Attn:  Jesse Cohen

Ichargeit.com Game Site Production:

         -        A java game site tailored to integrate with Ichargeit Inc.
                  Online Mall site. The Game Site will be customized in accordance with the attached design specification (Exhibit A) in a similar fashion as the TEN games portal distribution sites have been set up for Netscape, Excite, etc.

         - TEN will host the Game Site and will handle all server maintenance.

         - All of the games currently available on TEN's java platform are available to Ichargeit Inc.

         - TEN will manage all aspects of developing and maintaining the site, including page creation, software upgrades, monitoring the behavior of the game players, and managing the server side.

         - The players coming from the Ichargeit Game Site will be intermingled with the players from all of TEN's distribution partner network, providing a large user base of people to play with.

         - Ichargeit, Inc. may refer to TEN publicly, in press releases and on its Website, as its "game provider partner" with Ichargeit Inc. being TEN's "distribution partner."

         - Ichargeit will not name TEN's other distribution partners in its PR, but Ichargeit is free to say that TEN supplies games to 5 of the top 10 sites on the Internet.



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         -        The term of this Agreement will begin on the Effective Date and will end one (1) year thereafter. This Agreement will automatically renew for additional terms of one (1) year each, unless either party notifies the other in writing at least thirty (30) days prior to automatic renewal that it does not wish to renew this Agreement.

         - Neither party will make any public statement, press release or other announcement relating to the terms of or existence of this Agreement without the prior written approval of the other.


Development and Operations Details

         - TEN will create a customized Classic Game Site to be integrated with the Ichargeit site and will support this Site for the term of the agreement.

         - TEN will provide Ichargeit with design guidelines and graphics to use for the creation of html pages on which the java game applets reside. The Game Site will adhere to the Portal Specifications document attached as Exhibit A to this term sheet.

         -        The following games are available to Ichargit:

                        Card Games: Hearts, Spades, Euchre, Solitaire
                        Word Games: Crossword, Sports Crossword, Word Search,
                                    Jumble
                        Board Games: Chess, Checkers, Backgammon
                        Arcade Games: Void, Overflow
                        Game Show: Bingo

         - TEN will host the Game Site and TEN will handle all server maintenance. TEN will have the sole responsibility for providing and maintaining the Co-Branded Games, the Launching Pages and any updates thereto. TEN will in its sole discretion determine the timing and frequency of such updates.

         - TEN Gaming Guides will from time to time monitor the Game Site. They will assist users in their gaming experiences, provide feedback to questions and problems, ensure and control quality of the games and gaming experience, as well as penalize users that abuse the service and or chat elements of the games.

         - Ichargeit may sell advertising on the Ichargeit Game Site provided by TEN and retain all revenues generated thereby. If Ichargeit chooses to sell advertising on the Game Site, Ichargeit will provide TEN with ad fragments to support Ichargeit's ad server before development begins. Ichargeit will handle all aspects of managing the advertising inventory and ad trafficking for the Game Site and use its own ad server.

         - Supported advertising elements with the Ichargit site will include: banners, buttons, and interstitials.

         - The Online Games supplied by TEN will be co-branded ("Ichargeit Classic Games by TEN" or another name agreed to by both parties) with Ichargeit's and TEN's brands.





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                  Each co-branded Game will display the name and/or brands of
                  TEN and Ichargeit as set for in the Design Guidelines in Exhibit A.

         - Each Co-Branded Game will include one or more links to Ichargeit and to TEN. Ichargeit will supply TEN with the URLs for the links to Ichargeit.


User Data and Usage Reports

         - TEN will retain all rights to any User Data of the TEN sites obtained through this Agreement. Upon request from Ichargeit, TEN will provide to Ichargeit all User Data in connection with this Agreement within thirty (30) days after the end of each calendar quarter. "User Data" means all information submitted by the user of the ichargeit gaming site, excluding credit card or checking account numbers.

         - The User Data shall be deemed to be the joint property of the parties. All user information submitted via the Agreement shall be deemed to be the property of Ichargeit and TEN jointly. Upon expiration or termination of the Agreement, TEN will immediately provide to Ichargeit a complete copy of all User Data information records in a standard electronic format to be mutually determined.

         - Both parties agree that they will not sell, disclose, transfer or rent the User Data to any third party nor will either party use the User Data on behalf of any third party without the express permission of the User.


         - Both TEN and iChargeit agree to abide by [illegible] privacy policy and guidelines during the term of this agreement.


Costs

$25,000                                     One time setup and development fee;
                                            the full amount is payable in May or
                                            June prior to development beginning
                                            at TEN's sole discretion.

$2,500 per month x 12 months                Monthly maintenance fee; payments
                                            begin upon Site Launch (est. launch
                                            date:  June or July, 1999)

Total Cost:       $55,000 for first year

After one year, monthly payments continue for the duration of the relationship. Said monthly payments will not be raised more than 20% (twenty per cent) per year.

Legal Language

         - TEN expressly grants permission to Ichargeit Inc. to use "TEN Internet Game Solution Partner" phrase as well as the name, logo, and trademark of TEN in connection with Ichargeit promotion, advertising and marketing purposes from April 19, 1999 to June 30, 2000. Ichargeit agrees that all such uses of TEN's name, logo


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                  and trademark are subject to the approval of TEN. TEN agrees that any material submitted by Ichargeit will not be unreasonably disapproved. If it is disapproved, that Ichargeit will be advised of the specific grounds of the disapproval.

         - Ichargeit expressly grants permission to TEN to use the name, logo, and trademark of Ichargeit as well as Ichargeit brand and product trademarks in connection with TEN promotion, advertising and marketing purposes from April 19, 1999 to June 30, 2000. TEN agrees that all such uses of the Ichargeit name(s), logo(s) and trademark(s) are subject to the approval of Ichargeit. Ichargeit agrees that any material submitted by TEN will not be unreasonably disapproved and if it is disapproved, that TEN will be advised of the specific grounds of the disapproval.

         - All "TEN Materials" shall be the sole and exclusive property of TEN. "TEN Materials" means all intellectual property rights associated with TEN, and all elements thereof, including but not limited to, the TEN concept, trademark, logo and brand, editorial content, artwork, film, photos, graphics, audio, video, game highlights and demos, rankings, standings, Web pages, codes and files. The preceding two sentences shall survive the expiration or termination of this Agreement.

         - All "Ichargeit Materials" shall be the sole and exclusive property of Ichargeit. "Ichargeit Materials" means all intellectual property rights associated with the Ichargeit brand, and all elements thereof, including but not limited to, the Ichargeit trademarks, logos and brands, editorial content, artwork, film, photos, graphics, audio, video, technology, Web pages, codes and files. The preceding two sentences shall survive the expiration or termination of this Agreement.

         - This contract constitutes an agreement between the parties. It supersedes all prior proposals, agreements, or other communications between the parties regarding such subject matter. The return of this agreement signed by Ichargeit constitutes acceptance of all terms and conditions of this agreement.

         - All references to TEN in graphics, text and otherwise are subject to TEN's approval. TEN reserves the right to reject all uses of graphics, text and otherwise that are not in keeping with TEN's standards.

         - Ichargeit assumes the liability for all content of all Ichargeit advertisements, product marketing messages, logos, text, Ichargeit user-created content, sites, etc. supplied by Ichargeit and/or any claims arising therefrom made against TEN. Ichargeit agrees to indemnify TEN against any such claims and all related costs and expenses (including attorney's fees).

         - TEN assumes the liability for all content of all TEN advertisements, marketing messages, logos, text, and TEN-created content etc. supplied by TEN and/or any claims arising therefrom made against Ichargeit. TEN agrees to indemnify Ichargeit from any such claims and all related costs and expenses (including attorney's fees).


Ichargeit Authorization:                             TEN Authorization:





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
Authorized Signature:  /s/ Jesse Cohen               Authorized Signature:  /s/ Erik Lundberg
                       -------------------                                  -------------------

Printed Name:  Jesse Cohen                           Printed Name:  Erik J. Lundberg
               ---------------------------                          ---------------------------

Date:             4/23/99                            Date:             4/27/99
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                     EXHIBIT A: Portal Customization Options


















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